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                                                                   Exhibit 10(u)

                              EMPLOYMENT AGREEMENT

                                     BETWEEN

                                   LESCO, INC.

                                       AND

                                WILLIAM A. FOLEY

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                              EMPLOYMENT AGREEMENT
                              --------------------

         THIS EMPLOYMENT AGREEMENT is entered into as of the 1st day of July, 1998 (the "date of this Employment Agreement" or "the date hereof") between LESCO, INC., an Ohio corporation ("Lesco"), and WILLIAM A. FOLEY ("Executive").

                              W I T N E S S E T H :
                              ---------------------

         WHEREAS, Lesco and Executive desire to enter into this Employment Agreement to retain for Lesco the services of Executive, to provide for compensation and other benefits to be paid and provided by Lesco to Executive in connection therewith, and to set forth the rights and duties of the parties in connection therewith, all upon the terms and conditions set forth in this Employment Agreement;

        NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows:

         1. Employment.
            -----------

         (a) Lesco hereby employs Executive as its Chairman of the Board, President and Chief Executive Officer, and Executive hereby accepts such employment, on the terms and conditions hereinafter set forth.

         (b) During the term of this Employment Agreement and any renewal hereof (all references herein to the term of this Employment Agreement shall include references to the period of renewal hereof, if any), Executive shall be and have the titles of the Chairman of the Board, President and Chief Executive Officer of Lesco and shall devote his entire business time and all reasonable efforts to his employment and perform diligently such duties as are customarily performed by a chairman of the board, president and chief executive officer, together with such other duties and responsibilities as may

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be reasonably requested from time to time by the Board of Directors of Lesco
(the "Board"), which duties and responsibilities shall be consistent with his position as set forth above and as provided in Paragraph 2.

         (c) Executive shall not, without the prior written consent of Lesco, directly or indirectly, during the term of this Employment Agreement, other than in the performance of duties naturally inherent in the businesses of Lesco and in furtherance thereof, render services of a business, professional or commercial nature to any other person or firm, whether for compensation or otherwise; provided, however, that so long as it does not materially interfere with his full-time employment hereunder or the interests of Lesco, Executive may attend to outside investments, serve as a director of corporations, and serve as a director, trustee or officer of, or otherwise participate in, educational, welfare, social, religious and civic organizations.

         2. Term and Positions.
            -------------------
         (a) Subject to the provisions for renewal and termination hereinafter provided, the term of this Employment Agreement shall begin on the date hereof, and shall continue for the current "Employment Year" (as hereinafter defined) and for the succeeding two Employment Years. As of July 1, 1999, and the first day of each succeeding Employment Year thereafter, such term automatically shall be extended for one (1) additional Employment Year, beginning with the Employment Year commencing July 1, 2001, and thereafter unless: (i) this Employment Agreement is terminated as provided in Paragraph 8 or (ii) either Lesco or Executive shall give one Employment Year's written notice of termination of this Employment Agreement to the other at least thirty (30) days before July 1, 1999, or the beginning of any succeeding Employment Year (for example, unless such written notice of termination is given on or prior to June 1, 1999, the term of this Employment Agreement automatically will be extended, effective July 1, 1999, until the end of the second Employment Year succeeding the Employment Year including such date). Each period (or portion

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thereof) of twelve (12) consecutive months beginning on the date of this
Employment Agreement and on each annual anniversary of the date of this Employment Agreement during the term of this Employment Agreement is referred to herein as an "Employment Year."

         (b) Executive, without any compensation in addition to that which is specifically provided in this Employment Agreement, shall serve, and shall be entitled to serve, as a member of the Board. Without limiting the generality of the foregoing, except as hereafter expressly agreed in writing by Executive: (i) Executive shall report and be accountable only to the Board and (ii) all senior and/or executive officers of Lesco shall report to no individual other than Executive except as otherwise directed by Executive. Executive will have full power to control day-to-day operations of Lesco, making necessary management decisions, and will be responsible for making policy recommendations to the Board. For service as a director, officer and employee of Lesco, Executive shall be entitled to the full protection of the applicable indemnification provisions of the Articles of Incorporation and Code of Regulations of Lesco.

         (c) If:

             (i) Lesco materially changes Executive's duties and responsibilities as set forth in Paragraphs 1(b) and 2(b) without his consent ("Material Change"); or

             (ii) Executive's place of employment or the principal executive offices of Lesco are located more than fifty (50)miles from the geographical center of Cleveland, Ohio ("Location Change"); or

             (iii) there occurs a material breach by Lesco of any of its obligations under this Employment Agreement, which breach has not been cured in all material respects within twenty (20) business days after Executive gives notice thereof to Lesco (setting forth in such notice the nature of such alleged breach); or

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             (iv) there occurs a "Change in Control" of Lesco as defined in the present form of the 1992 Lesco Stock Incentive Plan (a "Change in Control"); then in any such event Executive shall have the right to terminate his employment with Lesco by giving Lesco notice of such termination within ninety (90) days after the Material Change, Location Change, such material breach or change of control, as the case may be, but such termination shall not be considered a voluntary resignation or termination of such employment or of this Employment Agreement by Executive but rather a discharge of Executive by Lesco without Cause (as hereinafter defined). If Executive voluntarily terminates his employment with Lesco other than as described in the foregoing provisions of this Paragraph 2(c), he shall be treated as if his employment was terminated for Cause. If there is a dispute as to the reason for Executive's voluntary termination, it shall be resolved by arbitration as in the case of dispute on termination for Cause as described in Paragraph 8(b).

         (d) Executive shall serve on all appropriate committees of the Board, and will chair the Committee of the Board that nominates the individuals to fill the seats of the Board.

         3. Compensation.
            -------------
                  (a) For all services he may render to Lesco during the term of this Employment Agreement, Lesco shall pay to Executive the following:

                  (i) For each Employment Year, salary at a per annum rate of not less than four hundred twenty-five thousand dollars ($425,000); and

                  (ii) Salary increases, if any, will be subject to performance standards as determined by the Compensation Committee of Lesco (after consultation with Executive) and approved by the Board.

Salaries payable by Lesco to Executive under this Paragraph 3(a) shall be payable in those installments customarily used in payment of salaries to Lesco's executives (but in no event less frequently than monthly).

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         (b) In addition to the salary provided in Paragraph 3(a), Lesco annually shall pay to Executive not later than one hundred twenty (120) days after the end of each fiscal year bonus compensation in respect of such fiscal year as determined by the Board, but in no event less than as provided in any bonus plan for Executive in effect from time to time. Any bonus plan (the "Bonus Plan") shall provide for Executive to earn a bonus of between 0-100% of his base salary based on a sliding scale of Lesco's earnings per share, a bonus of between 0-100% of his base salary based on a sliding scale of Lesco's return on assets and a bonus of between 0-100% of his base salary based on a sliding scale of Lesco's total revenues; provided, however, that in no event shall the aggregate amount payable to Executive pursuant to the Bonus Plan for any fiscal year exceed his base salary during such fiscal year. Additional bonus compensation may be awarded to Executive at the discretion of the Compensation Committee of the Board. Lesco shall have the option to pay up to but not in excess of fifty percent (50%) of any bonus hereunder in the form of Common Stock (as hereinafter defined), with the balance being payable in cash. For purposes of paying such bonus in Common Stock, the Common Stock shall be valued at the Fair Market Value Per Share (as hereinafter defined) as of the date such bonus is paid. Any shares of Common Stock that are issued to Executive in payment of a bonus will be duly issued, fully paid, nonassessable and free from all taxes, liens, charges and restrictions on transfer, except pursuant to applicable securities laws.

         (c) If Lesco gives to Executive a notice referred to in Paragraph 2(a), clause (ii), in addition to the salary provided in Paragraph 3(a) and the bonus, if any, provided in Paragraph 3(b), Lesco shall pay to Executive on the first day of each of what otherwise would have been the two immediately succeeding Employment Years an amount of cash equal to fifty percent (50%) of the per annum rate of base salary in effect in the Employment Year during which such notice was given.

         4. Payment in the Event of Death or Permanent Disability.
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         (a) In the event of Executive's death during the term of this
Employment Agreement, Lesco shall pay to Executive's heirs and assigns under the applicable laws of descent and distribution an amount equal to one-fourth (1/4) of Executive's then effective per annum rate of salary, as determined under Paragraph 3(a), or salary until balance of term, whichever is less, and in the case of Executive's Permanent Disability (as hereinafter defined) Lesco shall pay to Executive an amount equal to one-half (1/2) of Executive's then effective per annum rate of salary, as determined under Paragraph 3(a), or salary until balance of term, whichever is less, plus in the case of death and Permanent Disability a pro rata portion of the bonus applicable to the Employment Year in which such death or Permanent Disability occurs, as such bonus, if any, is determined under Paragraph 3(b). Such pro rata portion shall be determined by multiplying the amount, if any, of bonus that would have been payable pursuant to Paragraph 3(b) if Executive had remained employed under this Employment Agreement for the entire applicable Employment Year by a fraction, the numerator of which is the number of days in the applicable Employment Year elapsed prior to the end of the month of the date of death or Permanent Disability, as the case may be, and the denominator of which is three hundred sixty-five (365).

         (b) The pro rata portion of the bonus, if any, described in Paragraph 4(a) shall be paid when and as provided in Paragraph 3(b). The remainder of the benefit to be paid pursuant to Paragraph 4(a) shall be paid within one hundred twenty (120) days after the date of death or Permanent Disability, as the case may be.

         (c) Except as otherwise provided in Paragraphs 4(a), 5 and 6, in the event of Executive's death or Permanent Disability, Executive's employment hereunder shall terminate and Executive shall be entitled to no further compensation or other benefits under this Employment Agreement, except as to that portion of any unpaid salary and other benefits accrued and earned by him hereunder up to and including the date of such death or Permanent Disability, as the case may be.

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         (d) Executive's "Permanent Disability" shall be deemed to have occurred after one hundred eighty (180) days in the aggregate during any consecutive twelve (12) month period, or after ninety (90) consecutive days, during which one hundred eighty (180) or ninety (90) days, as the case may be, Executive, by reason of his physical or mental disability or illness, shall have been unable to discharge his duties under this Employment Agreement. The date of Permanent Disability shall be such one hundred eightieth (180th) or ninetieth (90th) day, as the case may be. In the event either Lesco or Executive, after receipt of notice of Executive's Permanent Disability from the other, disputes that Executive's Permanent Disability shall have occurred, Executive shall promptly submit to a physical examination by the chief of medicine of any major accredited hospital in the Cleveland, Ohio, area and, unless such physician shall issue his written statement certifying that in his opinion, based on his diagnosis, Executive is capable of resuming his employment and devoting his full time and energy to discharging his duties within thirty (30) days after the date of such statement, such Permanent Disability shall be deemed to have occurred.
If such physician does so certify that Executive is capable of resuming his employment in such manner, Executive's subsequent failure to resume his duties and responsibilities hereunder may be considered a breach by him of this Employment Agreement.

         5. Options to Acquire Stock.
            -------------------------

         (a) Concurrently with the determination of any compensation owing to Executive for any fiscal year pursuant to the Bonus Plan, Lesco shall grant to Executive pursuant to the 1992 Lesco Stock Incentive Plan, as amended, the right and option (the "Options") to purchase, on the terms and subject to the conditions set forth herein, from time to time from Lesco all or any part of a number (the "Option Number") of common shares, without par value, of Lesco ("Common Stock") (or any securities into which Common Stock hereafter may be converted) (such Option Number being subject to the adjustments referred to in Paragraph 5(j)), equal to the quotient of (i) $1,000,000 minus the sum of (A) the amount of Executive's base compensation for such fiscal year (the "Base Amount") plus

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(B) the amount of any compensation payable with respect to such fiscal year pursuant to such Bonus Plan (the "Bonus Amount") divided by (ii) the Option Value (as hereinafter defined) as of the date of such grant; provided, however, that if the Bonus Amount shall be less than 50% of the Base Amount, then the Option Number shall be reduced to a number equal to the product of (C) the Option Number determined without regard to this proviso multiplied by (D) a fraction, the numerator of which shall be the Bonus Amount and the Denominator of which shall be 50% of the Base Amount. The Option Value shall be the value of an option to buy a share of Common Stock determined in accordance with the Black-Scholes pricing formula. Except as otherwise provided in this Employment Agreement (including, without limitation, as provided in Paragraphs 5(g),(h) and (i)): (i) the Options shall expire on the respective dates which are ten (10) years after the dates on which they become Vested (as hereinafter defined) and shall not be exercisable thereafter and (ii) Executive may exercise, and shall have the irrevocable and nonforfeitable right to exercise, the Options to the extent not previously exercised and thereby purchase any number of shares of Common Stock up to but not in excess of the cumulative number of shares of Common Stock relating to such Options on or after the dates such Options vest pursuant to the terms of the 1992 Lesco Stock Incentive Plan (the Options being deemed to have "Vested" on such dates, or on such other dates as provided herein); provided, however, that if Executive's employment with Lesco shall terminate for any reason other than: (x) death or Permanent Disability (in which events separate vesting schedules shall apply as hereinafter provided), (y) Cause or (z) voluntarily by Executive prior to normal retirement age (subject to the provisions of Paragraph 2(c)), then all of the Options automatically and immediately shall become Vested.

         (b) The option price for each share of Common Stock subject to the Options shall be the mean of the closing bid and ask price per share of Common Stock on the relevant date of valuation (and if such date is not a trading date, on the trading date immediately preceding such date) as

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reported on the over-the-counter quotations system or the securities exchange on which the Common Stock is then traded (the "Fair Market Value Per Share").

         (c) Executive (or his estate's or other successor's or assign's duly appointed personal or legal representative, in the event of his death or disability) shall exercise Options by delivering to Lesco written notice specifying the number of shares of Common Stock with respect to which the Options are being exercised. Such notice shall be accompanied by payment in full for shares of Common Stock being purchased, which payment shall be in any combination (to be determined by Executive or such representative) of cash or certificates for shares of Common Stock (including those to be acquired by Executive pursuant to such exercise), duly endorsed in blank, equal in value to the portion of such aggregate payment to be paid in such manner based on the Fair Market Value Per Share on the date of such payment.

         (d) Upon payment in full for the shares of Common Stock purchased pursuant to an exercise of the Options, Lesco shall issue and deliver to Executive stock certificates for the number of shares of Common Stock purchased by Executive. The shares of Common Stock that are issued to Executive on the exercise of the Options will be duly issued, fully paid, nonassessable and free from all taxes, liens, charges and restrictions on transfer, except pursuant to applicable securities laws.

         (e) Lesco at all times shall reserve or otherwise hold available a sufficient number of shares of Common Stock to cover the number of shares of Common Stock issuable on the exercise of the Options and any other option or equity incentive plan of like tenor and other right to purchase or be awarded shares of Common Stock outstanding from time to time.

         (f) The Options shall not be transferable other than by will or the laws of descent and distribution, and the Options may be exercised, during the lifetime of Executive, only by Executive or his duly appointed personal representative, and after his death only by the legal representative of his estate or his other successors or assigns. The Options are, and are intended to be,

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"nonqualified stock options," and not incentive stock options as defined in
Section 422 of the Internal Revenue Code (the "Code").

         (g) In the event of the cessation of Executive's employment with Lesco for Cause or voluntarily by Executive (other than at normal retirement age, and subject to the provisions of Paragraph 2(c)), any Options which are not then Vested shall terminate and be of no further force or effect simultaneously with such cessation; otherwise, the Options and Executive's right to exercise the Options shall not be affected by the cessation of his employment with Lesco for any reason, except as expressly provided in this Employment Agreement (including, without limitation, as provided in Paragraphs 5(h) and (i)).

         (h) Notwithstanding the provisions of Paragraph 5(a), in the event of Executive's death or Permanent Disability prior to all of the Options being Vested, in addition to such Options that have Vested prior to such events, Options to purchase the number of shares of Common Stock subject to Options that are not then Vested (such number being subject to the adjustments referred to in Paragraph 5(j)), shall immediately and automatically become Vested. The Vested Options shall expire and be rendered nonexercisable on the day after the first anniversary of death or Permanent Disability, as the case may be, to the extent not theretofore exercised.

         (i) Notwithstanding the provisions of Paragraph 5(a), in the event of and in connection with any Change in Control, all of the Options shall be fully and immediately Vested and shall be exercisable by Executive for the same period of time during which options under such plan may be exercised in the event of such Change in Control and Executive's Options shall be subject to the same rights as those relating to such options under such plan.

         (j) If Lesco shall at any time after the date hereof: (i) declare a dividend on its Common Stock payable in shares of its capital stock (whether shares of Common Stock or of capital stock of any other class), (ii) subdivide its outstanding Common Stock, (iii) combine its outstanding

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Common Stock into a smaller number of shares, or (iv) issue any shares of its capital stock in connection with a consolidation or merger in which Lesco is the continuing corporation, the option price under Paragraph 5(b) hereof in effect at the record date for that dividend or the effective date of that subdivision, combination, consolidation or merger, and/or the number and kind of shares of capital stock on that date subject to the Options, shall be proportionately adjusted so that Executive shall be entitled to receive the aggregate number and kind of shares of capital stock which, if the Options had been exercised immediately prior to that date, Executive would have owned and been entitled to receive by virtue of that dividend, subdivision, combination, consolidation or merger. The foregoing adjustments shall be made successively whenever any event listed above shall occur.

         (k) Lesco shall file with the Securities and Exchange Commission ("SEC") no later than one (1) year after the date hereof (subject to acceptance by the SEC of such filing, which Lesco will use its reasonable best efforts to prepare in form and substance acceptable to the SEC) a registration statement on Form S-8 covering the Common Stock issuable upon exercise of Options, and shall keep such registration statement continuously effective (subject to acceptance by the SEC of any filings in connection with such continued effectiveness, which Lesco will use its reasonable best efforts to prepare in form and substance acceptable to the SEC) until the Options shall no longer be exercisable by Executive.

         6. Retirement Benefits.
            ---------------------

         (a) Executive shall participate in all retirement and other benefit plans of Lesco generally available to employees of Lesco and for which Executive qualifies under the terms thereof (and nothing in this Employment Agreement shall or shall be deemed to in any way affect Executive's right and benefits thereunder except as expressly provided herein) or under the express terms of such plans.

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         (b) Lesco shall establish a supplemental executive retirement plan (the
"SERP Plan") for the benefit of Executive. The SERP Plan is intended to be an unfunded plan maintained exclusively for the purposes of providing deferred compensation for a "select group of management or highly compensated employees" within the meaning of Section 201(2) of the Employment Retirement Income
Security Act of 1974, as amended.

         (c) For purposes of all retirement and other benefit plans of Lesco, if Executive retires from Lesco after he attains the age of sixty-two, then Executive will be given credit for years of service with Lesco equal to the sum of (i) the number of full calendar years between December 31, 1997 and the date of Executive's retirement plus (ii) twenty-five years.

         7. Life Insurance and Other Benefits.
            ----------------------------------

         (a) Lesco shall provide to Executive and his spouse and dependents the split-dollar life and health insurance coverage described on Annex A to this Employment Agreement.

         (b) During the term of this Employment Agreement, Lesco shall reimburse Executive for the competitive cost of leasing (unless Lesco at its option elects to effect or hold the lease), operating, maintaining, repairing and insuring of an automobile comparable to that operated by Executive immediately prior to the date of this Employment Agreement.

         (c) Executive shall be entitled to periods of vacation and sick leave allowance each year not less than the greater of: (i) six (6) weeks and (ii) those provided under Lesco's vacation and sick leave policy from time to time for executive officers.

         (d) Executive shall be entitled to participate in any equity or other employee benefit plan that is generally available to senior executive officers, as distinguished from general management, of Lesco. Executive's participation in and benefits under any such plan shall be on the terms and subject to the conditions specified in the governing document of the particular plan.

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         (e) Lesco shall, on Executive's behalf, bear the cost of initiation and membership fees and dues for a social membership at Westwood Country Club (greater Cleveland, Ohio), and the cost of membership fees and dues (but not initiation) for a continuing membership at Canterbury Country Club (greater Cleveland, Ohio), in all cases as incurred during the term of this Employment Agreement, and shall reimburse Executive the amount of any charges actually and reasonably incurred at such clubs in the conduct of Lesco's business, subject to the requirements of Paragraph 9.

         (f) Lesco shall reimburse Executive or provide him with an expense allowance during the term of this Employment Agreement of up to $10,000 per annum for financial planning and tax return and financial statement preparation services.

         8. Termination.
            ------------

         (a) The employment of Executive under this Employment Agreement, and the term hereof, may be terminated by Lesco:

         (i) on the death or Permanent Disability of Executive, or

         (ii) for Cause at any time by action of the Board. The term "Cause" shall mean:

                   (A) (1) fraud or misappropriation by Executive with respect to the business of Lesco or intentional material damage by Executive to the property or business of Lesco, (2) wilful failure by Executive to perform his duties and responsibilities and to carry out his authority, (3) wilful malfeasance or misfeasance or breach of fiduciary duty by Executive or misrepresentation by Executive to Lesco or its shareholders, (4) wilful failure by Executive to act in accordance with any specific lawful instructions of a majority of the Board or (5) conviction of Executive of a felony; or

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                  (B) Executive's material breach of any material provision of this Employment Agreement, which breach has not been cured in all substantial respects within twenty (20) business days after Lesco gives notice thereof to Executive.

Any termination by reason of the foregoing shall not be in limitation of any other right or remedy Lesco may have under this Employment Agreement or otherwise. In such event, notwithstanding Paragraph 8(b), Lesco may, at its option, require Executive to immediately leave Lesco's premises, and suspend or terminate, as the case may be, Executive's duties and authorities hereunder, pending any arbitration.

         (b) In the event of a termination claimed by Lesco to be for Cause, Executive shall have the right to have the justification for said termination determined by arbitration in Cleveland, Ohio. In such event, Executive shall serve on Lesco within fifteen (15) days after termination a written request for arbitration. Lesco immediately shall request the appointment of an arbitrator by the American Arbitration Association and thereafter the question of Cause shall be determined under the rules of the American Arbitration Association, and the decision of the arbitrator shall be final and binding on both parties. The parties shall use all reasonable efforts to facilitate and expedite the arbitration, and shall act to cause the arbitration to be completed as promptly as possible. During the pendency of the arbitration, Executive shall continue to receive all compensation and benefits to which he is entitled hereunder, and if at any time during the pendency of such arbitration Lesco fails to pay and provide all compensation and benefits to Executive when due or within five (5) business days after Executive gives Lesco notice that such compensation or benefits are past due, Lesco shall be deemed to have automatically waived whatever rights it then may have had to terminate Executive's employment for Cause. If Lesco's right to terminate is upheld, Executive shall promptly reimburse Lesco for all such compensation or benefits paid and provided during the pendency of such arbitration. Expenses of the arbitration shall be borne equally by the parties, unless the arbitrator recommends the loser pay, which authority the arbitrator is hereby given.


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         (c) In the event of termination for any of the reasons set forth in subparagraph (a) of this Paragraph 8, except as otherwise provided in Paragraphs 4 and 5 and under the terms of any plan referred to in Paragraph 6, Executive shall be entitled to no further compensation or other benefits under this Employment Agreement, except as to that portion of any unpaid salary and other benefits accrued and earned by him hereunder up to and including the effective date of such termination.

         9. REIMBURSEMENT. Lesco shall reimburse Executive or provide him with an expense allowance during the term of this Employment Agreement for travel, entertainment and other expenses reasonably and necessarily incurred by Executive in connection with Lesco's business. Executive shall furnish such documentation with respect to reimbursement to be paid under this Paragraph 9 as Lesco shall reasonably request.

         10. Covenants and Confidential Information.
             ---------------------------------------

         (a) Executive acknowledges Lesco's reliance and expectation of Executive's continued commitment to performance of his duties and responsibilities during the term of this Employment Agreement. In light of such reliance and expectation on the part of Lesco, during the term of this Employment Agreement and for a period of the longer of: (y) one (1) year after the end of the term or any renewal or after payment of any compensation hereunder or (z) two (2) years after termination for Cause and/or voluntary separation (and, as to clauses (ii) and (iii) of this subparagraph (a), at any time during and after the term of this Employment Agreement), Executive shall not, directly or indirectly, do or suffer any of the following, except as otherwise expressly provided in this Employment Agreement:

                  (i) Own, manage, control or participate in the ownership, management, or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, independent contractor or otherwise with, any other corporation, partnership, proprietorship,

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         firm, association or other business entity, or otherwise engage in any business, which is in competition with Lesco (as described in Paragraph 10(b)); provided, however, that the ownership of not more than one percent (1%) of any class of publicly traded securities of any entity shall not be deemed a violation of this covenant;

                  (ii) Disclose, divulge, discuss, copy or otherwise use or suffer to be used in any manner, the customer lists, manufacturing methods, product research or engineering data or other trade secrets of Lesco, it being acknowledged by Executive that all such information regarding the business of Lesco compiled or obtained by, or furnished to, Executive while Executive shall have been employed by or associated with Lesco is confidential information and Lesco's exclusive property: and

                  (iii) Directly or indirectly contact, solicit or entice away (or attempt or assist in any such action) any customers, suppliers, contractors or employees of Lesco, or in any way disparage any product or person associated with Lesco.

         (b) For purposes of this Employment Agreement, an entity shall be deemed to be in competition with Lesco if such entity is engaged in the business of operating service centers for, or manufacturing or distributing, professional lawn or turf care equipment, fertilizers or supplies in the United States, or any other business in which Lesco is engaged during the term of this Employment Agreement.

         (c) Executive expressly agrees and understands that the remedy at law for any breach by him of this Paragraph 10 will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that, upon adequate proof of Executive's violation of any legally enforceable provision of this Paragraph 10, Lesco shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach. Nothing in this Paragraph 10 shall be deemed to limit

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Lesco's remedies at law or in equity for any breach by Executive of any of the provisions of this Paragraph 10 which may be pursued or availed of by Lesco.

         (d) In the event Executive shall violate any legally enforceable provision of this Paragraph 10 as to which there is a specific time period during which he is prohibited from taking certain actions or from engaging in certain activities, as set forth in such provision, then, in such event, such violation shall toll the running of such time period from the date of such violation until such violation shall cease.

         (e) Executive has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon Lesco under this Paragraph 10, and has had legal advice concerning the same, and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to eliminate competition which otherwise would be unfair to Lesco, do not stifle the inherent skill and experience of Executive, would not operate as a bar to Executive's sole means of support, are fully required to protect the legitimate interests of Lesco and do not confer a benefit upon Lesco disproportionate to the detriment to Executive.

         11. WITHHOLDING TAXES. All payments to Executive, including the issuance of Common Stock required to be made to Executive under this Employment Agreement, shall be subject to withholding on account of federal, state and local taxes as required by law. If any particular payment required hereunder is insufficient to provide the amount of such taxes required to be withheld, Lesco may withhold such taxes from any other payment due Executive. In the event all cash payments due Executive are insufficient to provide the required amount of such withholding taxes, Executive, within five (5) days of written notice from Lesco, shall pay to Lesco the amount of such withholding taxes in excess of all cash payments due Executive at the time such withholding is required to be made by Lesco.

         12. NO CONFLICTING AGREEMENTS. Executive represents and warrants that he is not a party to any agreement, contract or understanding, whether employment or otherwise, which would restrict or prohibit him from undertaking or performing employment or services and advice in accordance with the terms and conditions of this Employment Agreement.

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         13. SEVERABLE PROVISIONS. The provisions of this Employment Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision to the extent enforceable in any jurisdiction nevertheless shall be binding and enforceable.

         14. BINDING AGREEMENT. The rights and obligations of Lesco under this Employment Agreement shall inure to the benefit of, and shall be binding on, Lesco and its successors and assigns, and the rights and obligations (other than obligations to perform services) of Executive under this Employment Agreement shall inure to the benefit of, and shall be binding upon, Executive and his heirs, personal representatives and successors and assigns.

         15. ARBITRATION. Any controversy or claim arising out of or relating to this Employment Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Rules of the American Arbitration Association then pertaining in the City of Cleveland, Ohio, and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. The arbitrator or arbitrators shall be deemed to possess the powers to issue mandatory orders and restraining orders in connection with such arbitration; provided, however, that nothing in this Paragraph 15 shall be construed so as to deny Lesco the right and power to seek and obtain injunctive relief in a court of equity for any breach or threatened breach by Executive of any of his covenants contained in Paragraph 10 hereof.

         16. NOTICES. Any notice to be given under this Employment Agreement shall be personally delivered in writing or shall have been deemed duly given when received after it is posted in the United States mail, postage prepaid, registered or certified, return receipt requested, and if mailed to Lesco, shall be addressed to it at 20005 Lake Road, Rocky River, Ohio 44116, Attention:
General

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

Counsel, with a copy to Baker & Hostetler LLP, 3200 National City Center, 1900 East 9th Street, Cleveland, Ohio 44114, Attention: Albert T. Adams, and if mailed to Executive, shall be addressed to him at 6490 Paderborne Circle, Hudson, Ohio 44236 or at such other address or addresses or to such other persons as either Lesco or Executive may hereafter designate in writing to the other.

         17. WAIVER. The failure of either party to enforce any provision or provisions of this Employment Agreement shall not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof, or prevent that party thereafter from enforcing each and every other provision of this Employment Agreement. The rights granted the parties herein are cumulative and the waiver of any single remedy shall not constitute a waiver of such party's right to assert all other legal remedies available to it under the circumstances.

         18. SUPERSEDES PRIOR AGREEMENTS. This Employment Agreement supersedes all prior agreements and proposals and understandings between the parties and may not be modified or terminated orally. No modification, termination or attempted waiver shall be valid unless in writing and signed by the party against whom the same is sought to be enforced.

         19. GOVERNING LAW. This Employment Agreement shall be governed by and construed according to the laws of the State of Ohio.

         20. KEY-MAN INSURANCE. Executive shall submit to a physical examination in connection with any key-man life insurance policy purchased and owned by Lesco of which Lesco is the beneficiary.

         21. CAPTIONS AND PARAGRAPH HEADINGS. Captions and paragraph headings used herein are for convenience and are not a part of this Employment Agreement and shall not be used in construing it.

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

         22. MISCELLANEOUS. Where necessary or appropriate to the meaning hereof, the singular and plural shall be deemed to include each other, and the masculine, feminine and neuter shall be deemed to include each other.

         IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first set forth above.

                                               LESCO, INC.

                                               /s/ Rhonda Piar Lawson
                                               --------------------------------
                                               Authorized Officer

                                               /s/ William A. Foley
                                               --------------------------------
                                               William A. Foley

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                                     ANNEX A
                            Benefits and Perquisites

               Item                                        Description
               ----                                        -----------

Medical insurance

Dental insurance

Life Insurance

Long-term disability

AD&D Insurance

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